Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact: Thomas Golembeski (media) 215-977-6298 Neal Murphy (investors) 866-248-4344	For release: 4:15 p.m. October 6, 2009

No. 20

SUNOCO LOGISTICS PARTNERS L.P. EVALUATES IMPACTS OF SUNOCO INC.’S

DECISION TO IDLE EAGLE POINT REFINERY

PHILADELPHIA, October 6, 2009 – Sunoco Logistics Partners L.P. announced today that it is evaluating the impacts, if any, of Sunoco Inc.’s decision to idle its Eagle Point Refinery and to consolidate production at its Marcus Hook and Philadelphia refineries.

The Eagle Point docks and terminal assets owned by Sunoco Logistics provide logistics support for crude oil, intermediates and refined products for the Eagle Point Refinery. Sunoco has announced that they expect to continue to distribute refined products through the Eagle Point terminal during the period the refinery is idled. Sunoco Logistics expects to work with Sunoco, Inc. to address any revenue impacts from idling the Eagle Point Refinery. The terminal and dock assets have an approximate net book value of $34 million and have generated approximately $13 million in revenue during the nine months ended September 30, 2009.

Sunoco Logistics is also the primary provider of logistics services for Sunoco Inc.’s Philadelphia Refinery and for outbound refined products for the Marcus Hook Refinery. It is expected that increased production at these facilities will result in additional revenue for Sunoco Logistics. Sunoco Logistics does not believe that distributions to unit holders will be impacted.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Refined Products Pipeline System consists of approximately 2,200 miles of refined product pipelines located in the Northeastern and Midwestern United States, the recently acquired MagTex Pipeline System, and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of approximately 10.0 million shell barrels of refined products terminal capacity and approximately 21.2 million shell barrels of crude oil terminal capacity (including approximately 17.8 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Crude Oil Pipeline System consists of approximately 3,800 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

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